Exhibit 99.1

Avalara Acquires Assets from Business Licenses, LLC, to Help Manage and Streamline

License and Registration Compliance Requirements

SEATTLE, WA — November 5, 2020 — Avalara (NYSE:AVLR), a leading provider of tax compliance automation software for businesses of all sizes, today announced that it has acquired the operational assets of Business Licenses, LLC, a company that provides software and services for the research, acquisition, and management of business licenses, registrations, and permits for businesses of all sizes. The transaction is valued at approximately $97 million in cash and stock.

Acquiring the assets of Business Licenses represents a milestone for Avalara, as the company expands its platform to include a complementary compliance solution beyond tax. All of Avalara’s customers are required to obtain and maintain sales tax registrations in the jurisdictions where they have tax nexus, and building upon the existing partnership with Business Licenses, Avalara will now be able to support additional licensing requirements. Adding licensing allows Avalara to better help businesses of every size manage and reduce regulatory complexity.

Nearly every business must obtain some type of license, permit, or tax registration and keep it current. Like tax compliance, licensing requirements can create meaningful complexity as the regulations for licensing and registrations vary by jurisdiction and industry. Business activities such as opening or closing locations, moving locations, changing names, changing ownership, or launching products can all trigger the need for licensing or registration. The acquisition and ongoing maintenance of these licenses is daunting and can be a challenge for businesses of any size. Business Licenses has amassed an expansive database of licensing and registration content and deployed it through automated software and outsourcing services to help U.S. businesses start up and grow.

Avalara will benefit from the acquisition of the Business Licenses products and team in three areas:

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End-to-end tax compliance for businesses: Obtaining a business license and registering to collect sales tax are the first steps in a compliance journey. Now, companies will be able to turn to Avalara’s multiproduct platform to manage more of their compliance obligations from obtaining their initial business license to automating sales tax. With the assets from Business Licenses, this process will be more efficient for customers.

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License management for the enterprise: Large businesses manage many types of licenses across multiple jurisdictions, many of which require an annual renewal. Avalara has acquired the subscription-based SaaS license management solution that enterprise customers use to store, manage, and renew registrations, licenses, and permits. In addition, experts at Business Licenses offer professional services for ongoing licensing support as well as research and filing services for business expansion and M&A. Large businesses may manage a large set of documents, for example a national home improvement retailer uses Business Licenses software and services to manage more than 8,000 licenses. Business Licenses has nearly 200 enterprise customers, with a significant number of those customers in the Fortune 1000, that use its solutions to manage compliance.

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Expanded compliance content: The acquisition of Business Licenses content will add to Avalara’s existing database, including business license and permit requirements, rules and regulations, statutes, licensing authority contact information, and thousands of pages of license and permit forms, instructions, schedules, and other associated documents. Business Licenses provides documents and data for more than 30,000 unique licenses with more than 20,000 licensing authorities.

Together, Avalara and Business Licenses have enabled businesses to achieve compliance in the wake of considerable legislative change. Avalara and Business Licenses together launched Avalara Licensing in 2018 when the Supreme Court, in South Dakota v. Wayfair, Inc., ruled that states can require businesses without a physical presence to collect and remit sales tax on transactions in those states. Many states took advantage of the ruling and introduced new legislation requiring many out-of-state online sellers to collect sales tax; the first step to collecting tax is registering in each state.

“Business startup and growth begins with licensing and registration; it is the first step on a journey to achieve compliance,” said Scott McFarlane, co-founder and CEO of Avalara. “David Polatseck and Abe Brach architected some of the earliest compliance content aggregation and automation tools and deeply understand the needs of growing businesses. Together, we work toward providing a comprehensive and seamless customer experience throughout the entire compliance journey — from registrations to returns to business insights.”

“Avalara and Business Licenses have been partners in alleviating the burden of compliance for years,” said David Polatseck, president of Business Licenses. “Our team has focused on helping companies navigate the critical licensing and registration component of compliance for more than 15 years. We are proud to join forces with a pioneer in the global compliance space to advance our shared vision of reducing compliance complexity through automation.”

Aggregating and providing regularly updated comprehensive tax content and solutions has been core to Avalara’s mission and growth strategy since its founding. Last month, Avalara acquired Transaction Tax Resources, Inc. to continue to build the industry’s leading content database for tax. With the acquisition of assets from Business Licenses, Avalara furthers its pioneering vision of being part of every transaction in the world by supporting the compliance life cycle through advanced technologies.

About Avalara

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, GST, excise, communications, lodging, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in Brazil, Europe, and India. More information at avalara.com.

Media Contact

Tommy Morgan

media@avalara.com

540-448-7551

Investor Contact

Jennifer Gianola

Avalara

jennifer.gianola@avalara.com

650-499-9837

Source: Avalara, Inc.

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